Exhibit 99.1

EDITED TRANSCRIPT

241435 - Q4 2011 Lantheus Medical Imaging, Inc. Earnings Conference Call

EVENT DATE/TIME: APRIL 05, 2012 / 08:00PM  GMT

CORPORATE PARTICIPANTS

Linda Lennox Lantheus Medical Imaging, Inc. - Senior Director - IR & Corporate Communications

Don Kiepert Lantheus Medical Imaging, Inc. - President, CEO

Jeff Young Lantheus Medical Imaging, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Kyle Smith Jefferies & Co. - Analyst

Alex Zuckerman Canyon Capital - Analyst

Ray Garson Brigade - Analyst

Doug Dieter Imperial Capital - Analyst

Ariel Rothman Tegean Capital - Analyst

Schuyler Hewes Post Advisory - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. My name is Keith and I’ll be your conference call operator today. At this time I’d like to welcome everyone to the Lantheus Medical Imaging Fourth Quarter and Full Year 2011 Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session.

This call is being recorded for replay purposes. A replay of this call will be available approximately two hours after the conclusion of the live call through April 19. You can access the replay by dialing 1-888-286-8010 and using pass code 21523397. International callers should dial 617-801-6888, and use pass code 21523397. International callers should dial 617-801-6888 and use passcode 21523397. I would now like to turn the call over to Linda Lennox, Senior Director of Investor Relations and Corporate Communications. Linda, you may begin.

Linda Lennox  - Lantheus Medical Imaging, Inc. - Senior Director - IR & Corporate Communications

Thank you and good afternoon, everyone. Joining me on today’s call are Don Kiepert, President and Chief Executive Officer, and Jeff Young, our Chief Financial Officer. Our remarks during this call may include some forward-looking statements, including statements related to our products, supply arrangements and clinical development timelines. Matters addressed in these statements are subject to risks and uncertainties. Words such as believe, expect, anticipate, plan, may, and similar expressions are intended to identify such statements.

Actual results may differ materially from our expectations. Please refer to the cautionary statements and risk factors contained in our SEC filings, including our 2011 Annual Report on Form 10-K filed with the SEC on March 30, 2012. Copies may be obtained at www.sec.gov, and on our website at www.lantheus.com. Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements and we caution you on relying on any forward-looking statements.

On today’s call we will also discuss certain non-GAAP financial measures with respect to our performance. We use these non-GAAP indicators for financial and operational decision-making and as a means to evaluate our performance. The definition of adjusted EBITDA and a reconciliation to net income are set forth in our earnings release, which was filed on April 3, 2012, with the SEC as a current report on Form 8-K. Copies may be obtained at www.sec.gov and on our website at www.lantheus.com. I will now turn the call over to Don Kiepert. Don?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Thank you, Linda. Good afternoon, everyone. And thank you for joining us to discuss our fourth quarter and full year 2011 results. Overall, 2011 was a strong year, despite the significant challenges we face as a result of the continued shutdown of Ben Venue laboratories, or BVL, one of our key third party manufacturers. Despite these challenges, we were able to moderately increase revenues from just under $354 million in ‘10 to just over $356 million in ‘11. Adjusted EBITDA fell slightly from just over $85 million in 2010 to approximately $80 million in 2011.

Since the start of last year we have achieved many significant wins. Starting with DEFINITY, we received beneficial label changes following our sNDA filing in 2010 that were specific to DEFINITY and not our competition. We extended DEFINITY’s patent by five years out to 2021. We secured an exclusive agreement with the Premier Group, the largest hospital GPO. We implemented a cold chain supply strategy that extended the product’s shelf life by an additional six months, and obtained an additional three month expiry extension that has helped extend product supply in the market.

We entered into a supply agreement with Jubilant HollisterStier, or JHS, for the long term supply and manufacture of DEFINITY. And most recently, we executed a long term supply and manufacturing agreement for DEFINITY in China.

For our flurpiridaz F 18 clinical development program, we received a special protocol assessment from the FDA on the design and planned analysis of the first of our Phase 3 clinical trials, which we believe de-risks the development of the drug. And we initiated the first Phase 3 trial in June with patient enrollment and site initiation progressing very well.

We also negotiated numerous strategic contracts that have allowed us to de-risk our future revenue and adjusted EBITDA. We extended our agreement with UPPI, a group of independent pharmacies, for the distribution of our TechneLite, Cardiolite and Thallium products through 2013.

We extended our agreement with GE Healthcare for the distribution of TechneLite through 2017. We amended our agreement with Cardinal to reduce our delivery obligations for Cardiolite products in 2012 without materially reducing our margin.

We amended our revolving credit facility to loosen up the financial covenants. We amended our manufacturing agreement with Covidien Mallinckrodt to reduce our purchase commitments for ABLAVAR by almost $13 million. And most recently, we entered into a contractual arrangement with BVL for the manufacturing of additional DEFINITY, Cardiolite and Neurolite in 2012 and 2013. At the same time, we received a $30 million cash settlement from BVL and up to an additional $5 million, depending upon BVL’s success in meeting certain manufacturing timelines in 2012.

These are just a few of the accomplishments we achieved since the start of 2011. We continue to be resourceful in minimizing the impact of BVL and managing down our overall expenses, while not losing sight of our long term growth strategy of the Company. We continue to invest and execute on initiatives, including our flurpiridaz F 18 program that we strongly believe will be a key driver of the Company’s long term future growth.

I’m sure everyone is most interested in an update on BVL, our supply chain efforts, and our product inventory status. So, let me start with that. BVL manufactures DEFINITY, Neurolite, and the majority of our Cardiolite supply. In July of 2010, BVL temporarily shut down their facility in Bedford, Ohio, in order to upgrade the facility to meet certain regulatory requirements. Prior to the shutdown, BVL manufactured for us additional inventory of all our products to meet our expected customer needs during the anticipated shutdown period and beyond.

BVL initially believed that their facility would be shut down through March 2011. After a series of unexpected delays, in September of 2011, BVL began the process of manufacturing Cardiolite, but then suspended the manufacturing and distributing of all its products in November.

As we’ve stated in the past, our products are manufactured in the South Complex, which recently went through a multi-million dollar renovation. The cancer drugs that you hear about in the news are manufactured in the North Complex and cannot be transferred to the South Complex.

Just recently BVL sent a letter to its customers, including Lantheus, stating that they are moving forward with their restart activities in the South Complex. The FDA has given them the green light to restart these activities in the South Complex and on line 112, which is the line on which our products are manufactured.

BVL is currently in the latter stages of remediating what we believe is the last barrier to restart. But we can’t provide any assurances on the timing of the restart. Once the issue has been resolved, we believe that manufacturing will resume within a matter of weeks thereafter. We continue to do everything in our power to assure that BVL restarts manufacturing our products as soon as possible.

For example, we’ve been told by BVL that our products have been given priority in connection with their return to service in the South Complex. We hold frequent calls with BVL senior contacts. We conduct on-site meetings with BVL and our senior management. We have daily calls and close interaction between technical and quality teams to ensure restart and post-restart production activities are successful. We have a specific man-in-the-plant on-site at BVL, providing assistance and expertise.

And, as I mentioned, we extended the shelf life of DEFINITY by an additional six months by implementing an FDA-approved cold distribution supply chain, and worked with the FDA to secure extended dating for an additional three months on top of that for all currently available lots of DEFINITY. It should be noted that we accomplished this latter extension with the FDA in just one day.

In addition to our focused efforts at BVL, we have successfully identified manufacturers who are capable of producing our products and have implemented expedited technology transfer plans. As I mentioned, we entered into a contract with JHS for the manufacture and supply of DEFINITY.

Both JHS and the FDA have been very cooperative in working with us to expedite and complete the tech transfer process as quickly as possible. We have met with the FDA and they support us providing them information and data as it becomes available for their review. This will significantly expedite the process and potentially allow for product release as early as this summer. Our goal is to have our new primary manufacturers in place and tech transfers completed for all of our BVL-manufactured products by the end of 2012, and secondary manufacturers completed by the end of 2013.

I can assure you that we have always had an active vendor qualification and technology transfer program. For example, since 2009, we’ve successfully completed nine tech transfers related to active pharmaceutical ingredient, known as API, and critical materials associated with DEFINITY, TechneLite, Cardiolite and Neurolite. Each of these transfers was critical to maintaining our ability to supply these products in the marketplace. In addition, we successfully transferred two key TechneLite accessories out of BVL to other manufacturers.

Now, let’s discuss our current product inventory status. TechneLite and our other products manufactured here in Billerica, as well as third party products distributed from our radiopharmacies contribute nearly 60% of our revenue. None of this revenue is dependent upon BVL.

For our Cardiolite products, which account for approximately 20% of our revenue, we currently anticipate that with the help of BMS Manati, our secondary supplier, we should be able to cover substantially all of our Cardiolite demand during 2012.

For DEFINITY, which accounts for approximately 15% to 20% of our revenues, we are prioritizing our inventory among customers to assure that any stock-out times are minimized across our customer base. This approach, when combined with the existing inventory already in the field, will help assure product availability until approximately mid-second quarter. These accounts represent approximately 90% of our DEFINITY business.

For Neurolite, which accounts for less than 5% of our revenues, we have not had inventory since the third quarter.

For ABLAVAR, which is manufactured by Covidien/Mallinckrodt, we have ample future inventory that is not dependent on BVL.

Now, let’s review the performance of our products. TechneLite continues to be our largest revenue-generating product with more than $131 million in sales in 2011. Year-over-year sales of TechneLite grew $9.2 million. Sales of TechneLite significantly increased following the global moly shortage, but have still not returned to pre-shortage levels.

This seems to be due to a number of factors that we’ve spoken to you about over the past year, including changes in utilization practices that have resulted in greater number of unit doses being made from available amounts of technetium; a shift to alternative diagnostic imaging modalities that have not returned to technetium-based procedures; smaller amounts of technetium, about 6%, is being used in unit doses as a result of concerns about radiation exposure; and during 2011 an overall 5% decline in the MPI market.

As you may know, NRU has a four-week maintenance shut-down planned during the second quarter of this year. Because of our molybdenum diversification efforts we believe we will be able to cover substantially all of our customer demand during this year’s outage.

Now let’s move on to Cardiolite. Year-over-year sales of our Cardiolite product, which includes branded Cardiolite as well as generic Sestamibi, were down approximately $12 million, or 15.6%. There are a couple of reasons for this year-over-year decline.

Since the first generic sestamibi was introduced in September of 2008, we have faced significant pricing pressure on Cardiolite. Prior to our BVL-related supply challenges we estimated that our MPI technetium segment share had shifted from approximately one-half to approximately one-third of the MPI segment.

During 2011, we’ve seen our share of the MPI segment further decline to just over one-quarter. We believe the reason we have been able to retain segment share is because of our strong relationships with our distribution partners, the brand awareness and loyalty within the cardiology community, and Cardiolite’s strong safety and efficacy profile.

Second, the prolonged shutdown of BVL has contributed to lower Cardiolite revenues in 2011. Manati has been manufacturing additional inventory of Cardiolite for us, but during the fourth quarter was unable to release two lots of product that we had planned for to meet customer demand in the fourth quarter.

Those two lots were eventually released during the first quarter of 2012 and covered some fourth quarter contractual commitments, as well as first quarter demand and some second quarter demand. We continue to work with Manati to manufacture additional lots of Cardiolite for us during the BVL shutdown.

Now let’s turn to DEFINITY, which had a solid year, growing nearly 15% over 2010 sales. DEFINITY continues to be the leading ultrasound contrast agent used in echocardiograms with a market share of approximately 90% in the echo contrast segment. We also believe that the longer term growth prospects for DEFINITY remain excellent as we currently penetrate 10% of our target segment.

During 2011, we had a number of great DEFINITY successes, which I have previously described. In particular I’m pleased that we executed a 15-year agreement with Beijing Double Crane Pharmaceutical Company to supply and distribute DEFINITY in China. Double Crane will complete confirmatory clinical trials in the area of cardiac disease prior to commercializing DEFINITY in China.

In addition, we will work with Double-Crane to develop other new indications. This agreement is a significant achievement, expanding global access to DEFINITY in a key geographic region. In China, ultrasound is a widely used technology. We believe that China represents a large and growing opportunity for DEFINITY.

Moving on to our pipeline, we continue to make excellent progress in our clinical development program, focusing in the near term on advancing flurpiridaz F 18, our PET myocardial profusion imaging agent. Our Phase 3 program was initiated last June, the first of two planned studies assessing myocardial perfusion. Using PET imaging with flurpiridaz F 18 in patients with known or suspected coronary artery disease continues to progress very well with strong site initiation and patient enrollment numbers.

The second Phase 3 trial is in advanced planning stages and we look forward to continuing our efforts developing next generation imaging product. On the business side, we continue to move forward in our discussions about a possible partnership for the co-development and co-commercialization of flurpiridaz F 18. If successful, these partnerships could provide license fees, milestone payments, as well as offset a meaningful portion of the clinical development expenses for Flurpiridaz F18. We look forward to updating you on our progress.

In addition to flurpiridaz, we have two earlier stage candidates that show great potential, and we continue to advance them in a cost effective manner. Now, I’d like to turn the call over to Jeff Young, our Chief Financial Officer, to review our financial results. Jeff?

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Thank you, Don. And good afternoon, everyone. Now, I’ll provide you with a brief overview of the full year and then focus on our fourth quarter. Please note that we will not provide guidance or any prospective financial information on this call.

Total revenues for 2011 were $356 million, compared with $354 million in 2010, an increase of approximately 1%. We were able to decrease operating expenses by $8.9 million in 2011, primarily as the result of discontinuing the use of a contract sales force for ABLAVAR in 2010, the timing of clinical activities related to our flurpiridaz F 18 program, as well as our continued focus on cost containment initiatives that we undertook throughout the year to help alleviate the impact of the BVL shutdown, such as the 8% reduction in force we implemented in June 2011.

While we were able to modestly increase revenue in 2011, adjusted EBITDA for the year was down $5.1 million, or 6%, to $80.1 million. The primary reason for this decline is the impact from the BVL shutdown, as well as an increase in cost of goods sold primarily due to under-absorption of fixed costs and increased costs associated with alternative suppliers as a result of the BVL situation. Now let me take you through our fourth quarter results.

Total revenue for the fourth quarter of 2011 totaled $81.5 million, compared with $94.8 million last year. Total product revenue for the fourth quarter totaled $77.4 million, compared with $92.8 million last year. The quarter-over-quarter decrease in both total and product revenue is primarily related to lower Cardiolite sales, as well as slightly lower TechneLite sales, offset by higher DEFINITY sales.

TechneLite sales in the fourth quarter of 2011 decreased $4.4 million, or 12.3%, from last year’s fourth quarter due to the factors that Don stated earlier. Sequentially, fourth quarter sales of TechneLite were down $1.6 million, or 5%, as the result of lower sales due to the holiday season and two weather-related events that occurred during the fourth quarter.

Fourth quarter 2011 Cardiolite revenue totaled $7.6 million, compared with $20.9 million in the fourth quarter of 2010, and $15.9 million in the third quarter of 2011. As Don mentioned, Manati manufactured two lots of Cardiolite for release in the fourth quarter. However, those lots were not released until the first quarter of 2012.

As a result, we did not fulfill certain obligations in the fourth quarter, some of which rolled forward into the first quarter. In addition, in February 2012, we amended our Cardiolite agreement with Cardinal reducing their purchase requirements in 2012 without materially reducing our aggregate product margins for our Cardiolite products.

These decreases were partially offset by higher sales of DEFINITY, which totaled $17.9 million in the fourth quarter of 2011, compared with $15.8 million in the fourth quarter last year. On a quarter-over-quarter basis, sales of DEFINITY continue to grow and increased approximately $700,000 or 4.1%, which we believe was attributable, at least in part, to the more attractive product labeling that was finalized early in the fourth quarter.

Cost of goods sold in the fourth quarter of 2011 totaled $70.8 million, an increase of $6.3 million, or 9.8% over last year’s fourth quarter. This increase in COGS primarily relates to a higher write-off of excess and obsolete inventory related to ABLAVAR.

During the fourth quarter, we recorded a write-off of approximately $16 million, which included $12.3 million related to excess and obsolete inventory, as well as an estimated loss of $3.7 million related to the firm purchase commitment with Covidien Mallinckrodt. Sequentially, COGS increased $21.8 million, or 44.6%, largely due to the fourth quarter ABLAVAR write-off.

Gross profit as a percent of total revenue was 13% for the fourth quarter of 2011, as compared to 32% for the fourth quarter of ‘10. Excluding the impact of ABLAVAR and other inventory related charges, gross profit as a percent of the total revenue would have been 34.6% in the fourth quarter of 2011, compared with 44.5% for the fourth quarter of 2010. This decrease is primarily related to ongoing pricing pressures on our Cardiolite products, change in product mix as a result of the supply challenges, as well as increased costs associated with alternate suppliers.

Fourth quarter 2011 total operating expenses decreased $2.4 million to $26.8 million, compared with $29.2 million in the last year’s fourth quarter, and decreased $1.8 million sequentially due to our cost containment initiatives during this BVL shutdown.

General administrative expenses for the fourth quarter totaled $8.1 million, compared with $7.5 million last year. This increase is primarily related to salaries and benefit costs, as well as additional legal expenses related to our business interruption insurance claim. Sequentially, G&A expenses were down, just under $600,000.

Sales and marketing expenses were $8.9 million in the fourth quarter, compared with $11.5 million last year. This decrease primarily relates to discontinued contract sales force supporting ABLAVAR, as well as our overall cost-containment initiatives. Quarter-over-quarter, sales and marketing expenses were again down approximately $700,000.

Research and development expenses for the fourth quarter totaled $9.8 million, compared with $10.2 million last year. We do expect quarterly R&D expenses to increase as our Phase 3 flurpiridaz F 18 trial continues to progress with more site initiations and patient enrollment. Sequentially, R&D expenses were down approximately $600,000.

Due to the continued shutdown of BVL and resulting supply constraints, we continue to manage expenses. Recent cost containment initiatives have included substantial constraints on all discretionary spending, a further 2% reduction in force last month, placing a number of open positions on hold and reducing or eliminating the funding of certain initiatives.

Other expenses, which include interest expense and the amortization of deferred financing costs were $9.3 million in the fourth quarter of 2011, compared with $5.6 million in the fourth quarter of 2010. This increase is primarily related to the issuance of the $150 million tack on senior notes in March 2011.

The provision for income taxes was $93.1 million in the fourth quarter, which represents the establishment of a full valuation allowance against our US net deferred tax assets. Based on the current status of BVL and associated supply uncertainty, we could not conclude that we will realize these deferred tax assets. As we complete our tech transfer projects and advance potential partnership discussions, as well as our clinical development candidates, we will continue to evaluate the recoverability of these assets that could reduce this provision as future circumstances dictate.

Now I’ll walk you through adjusted EBITDA for the fourth quarter, beginning with the fourth quarter loss of $118.5 million. From that amount we add back $9.4 million of net interest expense, which includes the impact of approximately 290,000 of deferred financing costs. $92.9 million of provision of income tax, which represent the establishment of full valuation allowance against the US net deferred assets, less tax indemnification of $220,000 associated with the agreement with

Bristol-Myers Squibb. And $8.7 million of depreciation and amortization, which includes approximately $124,000 related to the accretion of the asset retirement obligation.

Next, we add back the following - $160,000 of non-cash stock based compensation, $2 million of legal services incurred in relation to our business interruption claim associated with the NRU reactor shutdown, $3.7 million that represents a loss associated with a portion of the committed purchase of ABLAVAR that we do not believe we will be able to sell prior to expiration, $13.7 million of net asset write-offs primarily related to ABLAVAR inventory reserves, $280,000 of costs associated with establishing a second manufacturing source for our commercial products, and finally, $336,000 of severance costs, sponsor fees, and other related expenses.

Now, let me turn to the balance sheet. Capital expenditures in the fourth quarter of 2011 were $1.3 million. For the year they totaled $7.7 million. Our focus on cash management allowed us to come well below our original estimate $10 million, and even below our revised estimate of $8 million to $9 million.

Our inventory on hand decreased to $26 million from $29.7 million in the previous quarter. This decline is due to continued utilization of inventory that we cannot yet replenish because of the ongoing issue at BVL, as well as the write-off of ABLAVAR in excess of our purchase in the fourth quarter.

As noted on our last call, our contract with Covidien Mallinckrodt signed in the third quarter of 2011 improved our overall working capital position by reducing our aggregate purchase obligation by approximately $13 million with an $11 million remaining obligation as of December 31, 2011 that is due in 2013. In addition, the over $30 million received to date in 2012 from BVL significantly strengthens our balance sheet which enables us to comfortably meet our upcoming debt service and operating obligations as we manage through the current supply issues.

Finally, cash and cash equivalents, as of December 31, 2011, were $40.6 million. This number does not reflect the $30 million cash received from BVL as part of the settlement agreement we reached with them last month. While product supply challenges caused by the prolonged shutdown of BVL will cause unpredictability in our individual quarterly financial results, we believe we are well-positioned to manage through these short term product supply issues. This concludes our financial review. I will turn the call back to Don for final comments.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Thank you, Jeff. The next two quarters will be very important for us as we continue to work through our supply challenges and expedite our technology transfer programs. As you heard, we’ve been doing everything in our power to reduce the impact of these short term product supply issues, while at the same time continuing to make great progress in advancing the strategic initiatives that will drive the future growth of this company. The success we’ve realized in amending and/or extending our contracts with distribution partners significantly helps de-risk our future revenue stream.

Our DEFINITY deal in China is a significant achievement with a potentially large future opportunity. We continue to drive forward our flurpiridaz F 18 development program as this agent has the potential to be a game changer in helping physicians better evaluate and manage patients with cardiovascular disease. And the partnership discussions we continue to advance could assist us in bringing our exciting pipeline products to the market. We are well-positioned for the Company to drive forward with solid growth prospects for the future.

Thank you again for joining us today. Thank you for your continued support. And now, we’d be happy to take your questions. Operator, please open the lines for Q and A.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And your first question is from the line of Kyle Smith with Jefferies and Company. Please go ahead.

Kyle Smith  - Jefferies & Co. - Analyst

Yes. Hi, Don, Jeff, Linda. Thank you so much for that very comprehensive introduction there. I did have a couple of questions for you here. Don, you said that Cardiolite’s market share is down to about a quarter. Is that reflective of the partial shortage that you had in the fourth quarter? Or do you feel that that’s a demand level that’s only about a quarter of the market share?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

I would say if you looked at our current market position and demand level, we’re at about 25%.

Kyle Smith  - Jefferies & Co. - Analyst

Okay. And you’ve been talking about two lots from Manati that were held up in the fourth quarter and weren’t released until the first quarter. And that that covers some portion of your first quarter demand. How big is a lot for Manati? How should we be thinking of that in terms of vials or dollar value or weeks of supply?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

You know, that’s a very difficult question to answer, Kyle, because there’s so many variables associated with the manufacturing process. And so it’s something that would be hard for me to say what that number might be because it does vary. So, we prefer not to get into that on this call.

Kyle Smith  - Jefferies & Co. - Analyst

Okay. So, then, let me ask it just a slightly different way. When you said that those two lots meet first quarter needs, covered some of your contractual obligations from the fourth quarter, as well a some second quarter. For the first quarter component, is that 100% of your needs for the first quarter or is it some subset of your needs for the first quarter?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

For the first quarter it covers 100% of our needs. So, that’s a good thing.

Kyle Smith  - Jefferies & Co. - Analyst

Okay. Great. Thank you. And I appreciate the sensitivities around that question, but it’s just helpful for us to be able to understand.

And when you talk about meeting substantially all of your Cardiolite needs or your Cardiolite demand for 2012, my understanding is that with respect to BVL they’re very tight on - not BVL but Manati - they’re very tight on production schedules this year and it’s a matter of getting a lot in here, a lot in there. Is that just your expectation or is that something that you feel is contractually committed?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, we had some commitment from them on additional lots. We’re currently working with them to put into place an arrangement that would span not only this year what they’re going to do, but ‘13 and ‘14. When we know we expect that they would have excess capacity, we have negotiated some additional lots. We don’t have a formal contract going forward yet, but we’re at the table and we’re hopeful we’re going to be able to get that worked out.

Kyle Smith  - Jefferies & Co. - Analyst

Fantastic. And with respect to finding a new primary contract manufacturer for Cardiolite, how close do you feel you are to inking a deal? Is that something that’s days or weeks away, or is it something where we might have to wait a matter of months before we get some news on that front?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Yes. We’re looking at weeks, Kyle. And we’re in the final stages of working that out. At the same time, we are planning the tech transfers. Right now we’re continuing to move forward and we expect that contract to be signed within weeks.

Kyle Smith  - Jefferies & Co. - Analyst

Okay. And then as you think about the market share impact to you on your various products from the partial, or in the case of Neurolite full stock outs that you’ve experienced, do you feel that there’s likely to be some degree of permanent damage to share or do you feel that the aspects and characteristics of your products and the leverage and position that you have in the market place puts you in a position to recover a majority, if not all, of your pre-outage market share?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Excellent question, Kyle. And maybe I should just talk about each product. We’ll start with DEFINITY. And what we’ve done, as I indicated in my presentation, is we have really strategically allocated our inventory on DEFINITY to our key customers, if you will.

Key customers represent about 90% of our sales and what we’ve done is we have looked at what inventory they have on supply and we have set aside for them additional inventory that we can sell to them that literally gets them into the mid-second quarter timeframe.

What we’re trying to do by initiating this is to assure that our largest customers have supply for as long as possible if it turns out that we have a shortage. You know we’re sitting today with about a 90% share and we have a product that has a differentiated label, which I discussed also in the presentation. Clearly, this has been the product of choice by the medical community.

We’re going to maintain our sales force making calls, maintaining the relationship with our accounts, and talking to the professional societies and our speakers bureau. We’re going to do everything in our power to make sure that if there is a shortage, that post-shortage we can minimize the time back to our share level that we’ve worked so hard to get. We have lots of sales and marketing programs in place and we’re hopeful that in the event of a shortage, we can recover back to where we were at the 90% level.

As it relates to Cardiolite, Cardiolite is primarily contracted with the distribution partners. We have certain levels that they purchase from them and from us. So, we think that if there is any shortage there that we could recover because of those contracts that we have in place. With Neurolite, we compete with a product that GE makes, but Neurolite has a different label, a different indication. We think we can regain our market position with Neurolite. And we think we can do that fairly rapidly.

So, those would be the three key products. TechneLite, fortunately, hasn’t been affected by the BVL outage. We don’t expect it to be. We have agreements in place with the key distribution channel. And their level of purchase requirements on TechneLite is independent of any other products that they might buy. So, that kind of summarizes where we are with that. I hope that answers your question, Kyle.

Kyle Smith  - Jefferies & Co. - Analyst

That’s very helpful. And then just a couple quick questions for Jeff before I hop back in queue. One is on the cost of goods sold that you talked about a little bit. I tried to strip out some of the unusual costs from the quarter and it looked to me like the dollars of COGS went up sequentially, even though your revenues went down sequentially. If I caught your prepared remarks correctly, some of that relates to higher costs from alternative suppliers. I just wondered if there’s anything else going on, and should we be thinking about 2012 as being the year where we’re going to see some significant movement in gross margin relative to what we might expect just based on volume sold?

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Yes. Thanks, Kyle. I think to answer your question, maybe let me walk you through it and reconcile it back to the cost of goods sold. I think if you start at the $70.8 million of COGS, you strip out the ABLAVAR impact, which is in the other inventory and about $17.4 million. There are two other components that are rolling through COGS. Small, but they’re rolling through COGS.

We have a gross up that is in the other revenue line for expenses related to our customers that we get reimbursed. And for US accounting standards we have to gross it up so it’ll be recorded as revenue but also be recorded as cost of goods. So, to the margin, it’s a zero impact. But you did see a small bump in other revenue, as well, as in cost of goods. And that was about $2 million.

In addition, in license and other revenue, we have about another $2 million to $2.5 million related to product - related to services that we provide to groups here in Billerica that we get reimbursed for. And that flows through the license and other revenue line, but it’s also a gross up in the COGS line. But it has a zero margin impact. So, those two added to that gets you to a flat COGS line. And sequentially when you look at the revenue drop, the reason for the overall margin depression is the increase in price for alternative products.

Kyle Smith  - Jefferies & Co. - Analyst

That’s great. Those two items help explain two of my questions here, actually. So, that just leaves - are you in the position to disclose what your cash balance is as of today? And can you give us some of your thoughts on your liquidity? It seems to be substantially in excess of what you need to cover the current disruptions. Are you thinking about acquisitions, buying back bonds, other uses of liquidity besides just holding it on the balance sheet? And then I’ll jump back in queue.

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Sure. To your first question, I think, for the cash balance — although we’re not giving prospective information, I think you could get pretty close looking at the December number and then adding onto it the BVL settlement. For the other piece, I think at this point in time, we will hold the cash for debt service, but also to ensure we get through the BVL issue and make sure that that gets behind us before we make any decisions on further use of the cash.

Kyle Smith  - Jefferies & Co. - Analyst

Great. Thank you so much. I’ll hop back in queue.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Thank you, Kyle.

Operator

Your next question is from the line of Alex Zuckerman with Canyon Capital. Please go ahead.

Alex Zuckerman  - Canyon Capital - Analyst

Hi, guys. Thanks for taking my question. I just want to follow up on the Cardiolite point that Kyle was discussing. So, obviously, we have two different things going on here it sounds like at least. You know, the decline in share, as well as the lot timing issue for Manati. I mean, when we look at Cardiolite revenues they sort of decline sequentially throughout the year starting in Q1 at $23 million and we finished at $8 million.

When you say that Manati can meet substantially all of your demand for 2012, on a quarterly basis would that suggest that it would be closer to the sort of high teens, mid-to-high teens number and that $7.6 million in revenue in the quarter was sort of an anomaly based on timing? Or is the run rate sort of high single digits number or just a number closer to the run rate given the share decline?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

You want to comment on that, Jeff?

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Sure. I think that, as we mentioned before - I’ll just take this in steps. We were able to negotiate the Cardinal agreement and that allowed us to provide fewer vials, but maintained much of our margin. So, that was helpful. I think going forward as we continue to see pricing pressure, as we’ve said, in the generic environment, I don’t think you’ll probably see that historic levels that you saw. But I think the fourth quarter is probably a little light.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

I would say the fourth quarter is definitely light. And although we see continued pricing pressure from generics, which will drive us down, we’re now basically three and a half years post-generic event and we still continue to maintain a 25% share, which is testament to the strategy that we implemented around contracting with our distribution partners, driving the brand value campaign through the business, and leveraging all the relationships we have with the cardiologists. But we will continue, as you would expect in a generic market, to see a declining revenue as we go forward.

Alex Zuckerman  - Canyon Capital - Analyst

So, just to follow up on that. Is the 25% a combination of the generic sestamibi maybe and Cardiolite. I mean, I would assume that your generic business wouldn’t really be - at least volumes wouldn’t be - is it more of people switching from Cardiolite into generic? And then are you able to maintain that volume? Or is it the pricing going down for both? How are the components moving?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, when we report our share, it’s a combination of brand and generic. Typically, the brand value is an incremental price over the generic. But a lot of the reason we now manufacture a generic is because a lot of the GPO contracts that the distribution partners have entered into require them to have generics. So, we wanted to make sure we could participate in that with the major distribution partners. I don’t know if that answers your question, but —

Alex Zuckerman  - Canyon Capital - Analyst

I mean are you losing price and volume?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

We’re losing some volume and some price. That is accurate.

Alex Zuckerman  - Canyon Capital - Analyst

Okay. Thanks a lot.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

But I would also point out that over the year, we have certain minimum commitments on the purchase of Cardiolite. So, there’s somewhat of a de-risk feature in that revenue stream going forward.

Alex Zuckerman  - Canyon Capital - Analyst

Got it. Thank you.

Operator

Your next question is from the line of Ray Garson with Brigade. Please go ahead.

Ray Garson  - Brigade - Analyst

Hi. Thanks, guys. Hey, Don, I just wanted to go back to the BVL update. So, if I heard you right you said you got some recent correspondence from them that they’re re-starting the line but there’s one kind of thing - could you just kind of walk us through that in a little bit more detail? What is the remaining factor and have they given you any sort of parameters around it - or if your internal man on the sight has given you his expectations for when they can resolve that final barrier, I think you put it?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Yes. I prefer not to give the specific issue around this final barrier, if you will. I can tell you they are definitely in the latter stages of remediating it. And again, your point about the man in the plant — I have a 7.00 a.m. call with him every day. And that’s why I can confidently talk about the latter stages. We’re hopeful it’s the final issue. In manufacturing processes, it’s very difficult for us to say that it is the final issue. We’re hopeful that it is. It’s been presented that way to us. But you never know until the product is being manufactured. We think that once that is resolved that we believe manufacturing will resume in a matter of weeks thereafter.

Ray Garson  - Brigade - Analyst

Okay. But are they running, like, line production now or doing some tests, quality control testing on it? Is that where they’re at?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Yes. That’s where they’re at. They’re running what is known as water runs and then testing the water runs to make sure that the vials are particulate-free. If there are issues, then they need to remediate those items. We believe they’re in the latter stages of that remediation. And we’re cautiously optimistic that after remediation is done, the manufacturing can resume within a matter of weeks.

Ray Garson  - Brigade - Analyst

Okay. So, they have not talked about any incremental FDA kind of processes. Even though they may not technically be required, at this point it would be surprising to you if they did that. I forgot the technical term for it, but were they given a 30-day notice that they were resuming? That would be kind of a surprise to you. Is that fair?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

In fact, in the letter that we received from BVL, the letter indicated that they met with the FDA. They reviewed the re-start process. The FDA basically gave them a green light to continue that work on line 112 on the South Campus, which is where DEFINITY, and our other products, are produced.

So, we don’t believe that there’s any further approval from the FDA that’s necessary for the CBE-30 process, which they already have, that they got last year - the CBE-30. So, we don’t believe that there’s an additional approval process from the FDA. They’ve kind of dealt with that by meeting with them and saying here’s what we’re going to do and getting the green light from the FDA.

Ray Garson  - Brigade - Analyst

Okay. So, but at this point, they’re not giving you any sort of specific times. Just saying here’s where we’re at and hopefully we get closer. But they didn’t say, hey, by the end of May, or something like that at this point?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, there’s a new CEO there I speak with regularly. And BVL’s track record over the last year on hitting target dates hasn’t been good, as we all know. I’m disappointed with that. So, they have decided that they’re not going to be publishing new dates or new timelines. But we have a lot of knowledge about where the timeline might be given our man-in-the-plant. And our VP of Manufacturing is actually going there tomorrow. He goes there about once a week to meet with them. But we’re very close to what’s happening there.

I really want to applaud our team here for the great work they did in negotiating that settlement agreement within a short period of time. That $30 million plus is a big factor on our balance sheet and de-risks significantly our interest payment. And the team did a great job on that. I think the fact that we are prioritized at BVL, even though we can’t control what they’re doing... What we can control is - let’s be first; let’s be prioritized; and let’s get a settlement worked out.

And now, it’s all about us being as creative as we can be to expedite getting manufacturing completed and getting the product released as soon as possible. And by managing our partners, the medical community, which are very loyal to this product, and by extending their inventory the way we did, we’re managing it as tightly as we can. I can’t give you any date, but believe me, Ray, we are absolutely on top of this. And we’ll do everything in our power to get this going.

Ray Garson  - Brigade - Analyst

All right. I agree. The settlement agreement I thought was a great, great, great outcome. So, look, I’m not trying to put you on the spot, but I’m going to, Don, I guess. You talked about DEFINITY with the inventory management and other things you done to kind of get you through - I think you said the middle of the second quarter. So, do you think you’re going to go dark - dark meaning stock out situation on that product - based on where you sit today? Or do you think the timeline and where you’re at with this final issue will get you to never cross that stock out line?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Ray, that’s a very good question. And respectfully, I have to say, I can’t answer that question because until their manufacturing will release the product we won’t be able to know when we’ll have product to put back in the market. So, I’ve tried to give you as much color as I can around this, but I can’t say. Not at this point.

Ray Garson  - Brigade - Analyst

All right. How about ABLAVAR? So, when do we just pull the plug on ABLAVAR? It just doesn’t seem like economically it’s making a whole lot of sense for you guys to continue to spend a lot of money on that, unless you think we’re just getting closer to some sort of ramp up in the product?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, I think if you look at quarter-over-quarter in 2011, that product has shown nice growth, albeit small revenue. We see an expansion in the number of users. Importantly, the majority of the uses are academic medical centers which already bodes well for an innovative product like this. We’re constantly looking at that. We had a great fourth quarter, a good solid fourth quarter. And we expect that this product, not near term, will be contributing, but longer term can be a positive and material EBITDA contributor. That’s why we’ve stayed in it the way we have.

We’re managing our spend on it accordingly so it’s not a big EBITDA drain. We’re allocating a certain percent of our sales force time. Generally, they’re going into the same hospitals to sell DEFINITY that they’re selling ABLAVAR. So, we get some leverage there.

So, we continue to believe that this is a product that has legs in the market. It is uniquely positioned. The only one with a label. One-third the dose of Gadolinium. We’ve got to train the radiologists on how to use it. And that’s blocking and tackling day in and day out. So, near term we don’t expect it to be a financial contributor, but longer term we think it will contribute.

Ray Garson  - Brigade - Analyst

Okay. And you mentioned kind of the potential again for potentially bringing in a partner on F18. That’s still something you hope to have in place in calendar ‘12, right?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

That’s correct.

Ray Garson  - Brigade - Analyst

All right. And then I guess the final thing would just be it’s hard to talk and predict timing with insurance and companies, and what not, but back to the business interruption claim against Zurich and the NRU outage. So, I think that there’s some non-binding arbitration or something that you guys are moving through. Could you just remind us again around the timeline there and if there’s any way to expedite it. Or is this something that you think they just stall all the way to the end? Thanks.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

As we have said on other calls, it’s very hard to forecast what’s going to happen in any litigation. But we do have a judge’s order that the non-binding mediation would happen before August 1. It is unpredictable to say what may happen. So I can’t tell you how much. I think you know what the baseline is and what we sued for - $70 million plus. And that case is progressing well. But I can’t tell you how much we might get or if any and when it may happen. But we do have this key event, which is this non-binding mediation in the summer.

Operator

And, ladies and gentlemen, in the interest of time to get as many questions as we can in the next few minutes here, please limit yourself to one question and one follow up question when you’re in the queue. And your next question is from the line of Doug Dieter with Imperial. Please go ahead.

Doug Dieter  - Imperial Capital - Analyst

Thanks, guys. I just have one question as a follow up from Ray’s question. And it’s a cautious question, which is what if there’s another delay here? Can you just kind of talk about your contingency plans just to manage liquidity in the short run?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, I talked in my prepared remarks on our aggressive program that we’re taking with tech transfer to Jubilant Hollister Stier. And we expect that they’ll be manufacturing sometime in the summer, hopefully sooner versus later. So, that’s one backup approach as it relates to DEFINITY. You know, if it turns out that additional expense cuts are necessary based on any delay in timing, we’re prepared to take those cuts.

What we want to make sure is that while we’re managing what we consider is a short term illness, not a fatal disease from our viewpoint - while we’re managing that, we need to make sure that as we take cuts that we don’t damage the organization to the point that when the supply comes back we need to take full advantage of that.

And I think, hopefully, when you hear what we’ve done in the year, it’s critical that when you’re facing a challenge like supply as we have - and it’s been tough - that you keep moving your strategic agenda forward so that on the other side of the supply chain issue, once our shelves are lined with stock, we’re in a strong position to take full advantage of that.

But if it turned out that BVL didn’t get back on line, JHS is further delayed, this management team will look at how we can tighten our belt further, and we will do that. So, I hope that answers your question.

Doug Dieter  - Imperial Capital - Analyst

Yes. Just a follow-up on that. Can you give us any sense of magnitude of your ability from a cost perspective to just cut in the short run?

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Yes. I think at this point we’ll refrain from talking about any type of contingency plans as we continue to craft them and look at where BVL is. But you can look at our overall run rate and probably get a pretty good sense as to the magnitude at which we would be able to manage to.

Doug Dieter  - Imperial Capital - Analyst

Thanks.

Operator

Your next question is from the line of Ariel Rothman with Tegean Capital. Please go ahead.

Ariel Rothman  - Tegean Capital - Analyst

Thanks, guys, for covering that in pretty comprehensive detail to try to involve BVL a little bit. I think I heard when you were talking about kind of year-over-year changes in product sales that you said - I think I heard you say that the overall MPI market was down - I think you said 5% year-over-year. Is that correct?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Yes.

Ariel Rothman  - Tegean Capital - Analyst

What do you think was driving that, the decline just overall for the market year-over-year?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, that’s an excellent question. We have monthly by-the-numbers meetings and we look at this closely. I think first there’s a continued emphasis on appropriateness guidelines so you have radiology benefit management companies whose responsibility is to make sure that the right patient gets the right test. I think that’s one factor. I think the movement of the independent physicians, 50% of the business used to be in clinics that physicians owned and the reimbursement from CMS went down there. So, many of them have now moved into salaried positions that are owned by hospitals. I think that’s had an impact.

I think there’s been some movement to other modalities. CTA is up. Echoes are up, actually. A large base of echoes, 25 million of those done. There’s still about 6.3 million MPI studies done per year. And I think all of those lead to a decline in the MPI market. We thought it might be going to 2% to 3%, but it turned out to be more like 5%.

Ariel Rothman  - Tegean Capital - Analyst

And a follow-up on that. Do you see that trend continuing here going forward as we move into 2012 and ‘13, or do you think that kind of lessens? Where do you see that trend going forward?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

I think it will lessen some. I really believe it will lessen some. You know, when we talk to our outside experts on this, it’s unlikely to go below 6 million, but I can’t assure you of that 6 million studies per year. Longer term, we’re hopeful that flurpiridaz can take a piece of that market. It’ll be a higher margin product for us and we’re pretty excited about that.

Ariel Rothman  - Tegean Capital - Analyst

Sure.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

So, thank you for your question.

Ariel Rothman  - Tegean Capital - Analyst

Okay. Thanks.

Operator

And we have one final question. It is from the line of Kyle Smith with Jefferies and Company. Please go ahead.

Kyle Smith  - Jefferies & Co. - Analyst

Yes. Thanks for letting me ask a follow-up here. Just on the R&D that was touched on briefly in the prepared remarks, can you give us any sense as to what kind of incremental dollars we might expect to see this year? When we might see those partnerships that you talked about come in? Is that near term or later in the year? And where do we sit on enrollment?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, let me talk about the last two and then Jeff can talk about the first question. As you know, Kyle, it’s always difficult to predict when a deal is going to get done. We’re targeting sometime in 2012. And that would significantly contribute to helping our spend, if you will.

The second related question was around enrollment. And we track that two ways. We get a weekly report and while not giving actual numbers, I can just say that it has been very brisk. The enthusiasm from the investigators has been extremely good. We have a site in Finland. We have a site in Canada now. Our second Phase 3 will be doing sites in Europe.

So, I would just say that we’re very pleased with the site initiation numbers, the metrics there. And also the enrollment. We’re seeing a nice ramp every month in enrollment. So, that trial is moving forward quite well. His first question.

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Yes, Kyle. The first question, I think, on the R&D spend. It’s obviously going to be dependent on the site enrollment and patient enrollment. But I would say we see a good increase in R&D spend beginning in 2012 and it’ll ramp up over the year.

Kyle Smith  - Jefferies & Co. - Analyst

Okay. The reason I asked about the enrollment is because I know the first trial you’re targeting is 630 or 670. I forget the exact number patients for that. So, that’s why I was asking are we 50 patients in or are we 500 patients in, just to get a sense of how much has been reflected. Can you box it in at all numerically?

Don Kiepert  -Lantheus Medical Imaging, Inc. - President, CEO

Somewhere in between there. We’re right where - we’re ahead of where we thought we were going to be. So, the timelines - we’re just not giving guidance on timing. When you’re running Phase 3 programs, it’s always tough to say when they’re going to be done. But I can tell you that we’re very pleased with the metrics to date.

Our clinical team led by Dr. Dana Washburn, who used to be in development at Boston Scientific and a nuclear cardiologist - he’s doing a great job of leading that team. So, we’re feeling good about the direction we’re headed with that. And, you know, we’re able to look at the first PET images in each site without impacting the blinding of the study. And those images have looked quite good from a resolution viewpoint. So, everything’s full speed ahead on that.

Kyle Smith  - Jefferies & Co. - Analyst

Fantastic. Congratulations on the way you guys have scrambled in the face of pretty challenging set of circumstances. And best of luck getting this all resolved quickly so we can move on from the BVL focus.

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Thanks, Kyle.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Thanks, Kyle. Thank you so much. Appreciate it. I appreciate all of your time with us. And I appreciate your support. And you know we’re always available to answer questions as they come up. So, I hope you all have a nice holiday.

Linda Lennox  - Lantheus Medical Imaging, Inc. - Senior Director - IR & Corporate Communications

There’s one more question.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

We have one more question?

Operator

Yes. I’m sorry. We’ve got one more question. It’s from the line of Schuyler Hewes with Post Advisory. Please go ahead.

Schuyler Hewes  - Post Advisory - Analyst

Hey, guys. Thanks. Can you just maybe walk through a little more specifically what the calendar looks like if they turn this plant back on? You said it’s a matter of weeks, potentially. But what does that mean? Is it a matter of weeks before full production or before 50% production or what have you? And how long dose it take? What’s the actual period of time before which production converts to revenue dollars and product on the shelves of your clients?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

What I think I said about the restart was they’re in the latter stages of remediating kind of the final — hopefully the final — I can’t guarantee it’s the final — but the final issue getting to the root cause on it. And then after that, we think it’s a matter of weeks. And the plan would be that they would begin full scale manufacturing. And what’s known as a campaign. And we’ve got it scheduled without a date so far, but we’ve got commitment from BVL to run so many lots during a timeframe. So, that’s about as much information as I can provide.

Schuyler Hewes  - Post Advisory - Analyst

Yes. I’m just trying to - when you say resume full scale manufacturing within a matter of weeks, how long does it take from the product coming out of their facility to deliver it and sell it? Is that a day or is that 30 days? I just don’t know.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, you need to do a release. As you can imagine with the product manufacture of pharmaceutical products - injectable - there are steps to go through to make sure that the quality is there or that the micro bubbles are the right size, the normal thing that you would do in assuring quality. There are steps that they need to take and steps that we need to take.

We’re looking at how do we expedite that timeframe. But that timeframe could be anywhere from 30 to 60 days. And whatever we can do to make it shorter, we’re doing. So, that’s kind of the release timeframe that we’re going to work on as diligently as possible.

Schuyler Hewes  - Post Advisory - Analyst

So, day one a batch of product can be manufactured. The QA and release process might take 30 to 60 days post day one?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

That’s correct.

Schuyler Hewes  - Post Advisory - Analyst

Okay. And is that consistent with when you were making products - whatever - a year ago - is that consistent with what it was or did it used to be 60 days?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

I think that’s kind of the range generally. We’re gong to do everything we can to look on the shorter side. You know, they’ve got a big quality organization that’s ready to go. And our quality organization is ready to go also. But that’s kind of the general time frame - 30 to 60 days.

Schuyler Hewes  - Post Advisory - Analyst

Okay. And then on the line 112 concept, I know that you’ve commented that you’re prioritized once they restart the facility. There seems to be some confusion about whether you’re prioritized as the first external customer or you have absolute priority over anything that BVL may manufacture for itself on line 112.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Well, you know, they have a company called Bedford that’s their generic company.

Schuyler Hewes  - Post Advisory - Analyst

Okay.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

I think those products are manufactured on different lines. That’s what I believe.

Schuyler Hewes  - Post Advisory - Analyst

Okay.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

I can’t assure you that there’s no one else that’s going to be manufacturing in the South Complex. I can just tell you that we have been prioritized. And the way that they’ve worked with us is consistent with that statement.

Schuyler Hewes  - Post Advisory - Analyst

Okay. And last question. Maybe I missed the answer earlier. The last gating item that they’re working on, what is it exactly?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

I haven’t really said what it was. But I said - and I can’t tell you for sure it’s the final one. But they’re in the latter stages of remediating it. But we haven’t indicated what that item was. Because we’re not providing that information at this time. Okay?

Schuyler Hewes  - Post Advisory - Analyst

Okay.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Thank you. I think we’re ready to wrap up. Is that correct, Linda?

Linda Lennox  - Lantheus Medical Imaging, Inc. - Senior Director - IR & Corporate Communications

That’s it. Thank you everyone.

Don Kiepert  - Lantheus Medical Imaging, Inc. - President, CEO

Thanks again, everyone.

Jeff Young  - Lantheus Medical Imaging, Inc. - CFO

Thank you, everyone. Have a great holiday.

Operator

All right, ladies and gentlemen. That concludes today’s conference. Thanks for joining us. And you may now disconnect. Everyone have a great day.